Exhibit 5.1

September 5, 2024

Independence Realty Trust, Inc. 1835 Market Street, Suite 2601 Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:
We have acted as counsel to Independence Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale to the underwriters of 11,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”) (including up to 1,500,000 shares subject to the Underwriters (as defined below) option to purchase additional shares of Common Stock) pursuant to the terms of (i) an Underwriting Agreement, dated September 3, 2024, by and among the Company, Independence Realty Operating Partnership, L.P. (the “Operating Partnership”), Citigroup Global Markets Inc., KeyBanc Capital Markets Inc. and RBC Capital Markets, LLC, as representatives for the several underwriters named therein (the “Underwriters”), and Citigroup Global Markets Inc. in its capacity as agent (in such agency capacity, the “Forward Seller”) for Citibank, N.A., as forward counterparty (the “Forward Counterparty”) and the Forward Counterparty (the “Underwriting Agreement”), (ii) the forward sale agreement (the “Initial Forward Agreement”), dated September 3, 2024, by and among the Company, the Forward Purchaser (as defined in the Forward Agreement) and Forward Counterparty and (iii) the additional forward sale agreement, dated September 4, 2024, by and among the Company, the Forward Seller and the Forward Counterparty (the “Additional Forward Agreement,” together with the Initial Forward Agreement, the “Forward Agreements”), subject to the Company’s right to elect Cash

Independence Realty Trust, Inc.
September 5, 2024

Settlement or Net Share Settlement (as such terms are defined in the Forward Agreements). The Shares have been registered on a Registration Statement on Form S-3ASR (Registration No. 333-272640) (as the same may be amended and supplemented, the “Registration Statement”) filed by the Company on June 14, 2023, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.
In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
1.The Registration Statement, including the (i) Prospectus dated June 14, 2023 therein, (ii) the Preliminary Prospectus Supplement, dated September 3, 2024, related to the offer and sale of the Common Stock (the “Preliminary Prospectus Supplement”) and (iii) the Final Prospectus Supplement, dated September 3, 2024, related to the offer and sale of the Common Stock (the “Final Prospectus Supplement”);
2.The Articles of Restatement for the Company, as amended and supplemented through the date hereof (the “Articles of Restatement”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
3.The Amended and Restated Bylaws of the Company, as amended through the date hereof;
4.A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
5.Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to the offer and sale of the Common Stock (the “Resolutions”), certified by an officer of the Company as being complete, accurate and in effect;
6.The Underwriting Agreement;
7.The Forward Agreements; and
8.Such other documents, records, instruments, and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
In expressing the opinions set forth below, we have assumed the following:
1.Each individual executing any of the Documents is legally competent to do so.
2.Each individual executing any of the Documents on behalf of a party (other than the Company and the Operating Partnership) is duly authorized to do so.

Independence Realty Trust, Inc.
September 5, 2024

3.All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or conduct of the parties or otherwise.
4.The Shares will not be issued or transferred in violation of any restriction on ownership and transfer set forth in Article IV of the Articles of Restatement or other organizational document of the Company.
5.Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock the Company is then authorized to issue under the Articles of Restatement.
Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that as of the date hereof:
1.The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
2.The issuance of the Shares has been duly authorized by all necessary action on the part of the Company and, when and if issued and delivered by the Company against payment therefor (or, in the case of the Forward Agreements, in net share settlement thereof) in accordance with the terms of the Final Prospectus Supplement, the Resolutions, the Underwriting Agreement and the Forward Agreements, as applicable, the Shares will be validly issued, fully paid and non-assessable.
The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made.
This opinion is being furnished to you for your submission to the Commission as an exhibit to a current report on Form 8-K (the “8-K”), to be filed by the Company with the

Independence Realty Trust, Inc.
September 5, 2024

Securities and Exchange Commission on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein and under the section “Legal Matters” in the Registration Statement, Preliminary Prospectus Supplement and Final Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ TROUTMAN PEPPER HAMILTON SANDERS LLP
TROUTMAN PEPPER HAMILTON SANDERS LLP